Exhibit 99

Cardinal Bankshares Corporation Announces Cash Dividend on Common Stock of $.29 per share

FLOYD, VA, June 11, 2008/PRNewswire-FirstCall/ – Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK.OB), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.29 per share. Leon Moore, chairman and chief executive officer reported, “The annual dividend of $.29 for the first half of 2008 amounts to an increase of 3.57% over the June 2007 cash dividend of $.28 per share”.

The cash dividend is payable June 30, 2008, to shareholders of record as of the close of business on June 25, 2008.

Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK.OB) had assets of $217.2 million and stockholders’ equity of $30.2 million at March 31, 2008. Net income for the first three months of 2008 amounted to $317 thousand. Cardinal continues to be a well-capitalized bank level with and exceeding peer group averages. Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office and branch located in Floyd, Virginia and its 7 additional branch locations in Christiansburg, Hillsville, Radford, Roanoke, Salem and Willis, Virginia.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.